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                                                                    EXHIBIT 99.1

Press Release

     DVI Announces Rescission of Indenture Notice of Default; Replacement of Indenture Trustee

JAMISON, Pa., July 17, 2003 - DVI, Inc. (NYSE: DVI) today announced (i) U.S. Bank National Association, the trustee for DVI's 9 7/8% Senior Notes due 2004, has rescinded the notice of default previously issued in respect of the Notes and (ii) U.S. Bank has resigned as trustee under the indenture in respect of the Notes and has been replaced by HSBC Bank USA.

U.S. Bank informed DVI that it was resigning as trustee because of a potential future conflict of interest arising out of a separate lending relationship.

The resignation has no effect on U.S. Bank's role as trustee and custodian under other financing arrangements for DVI and its affiliates, including various asset securitizations, which continues unchanged.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.